                                                                       EXHIBIT 4

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFIED UNDER APPLICABLE OR STATE SECURITIES BLUE SKY LAWS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.



September 14, 1999

________shares                                                 Warrant No. _____

                                     FORM OF
                         PROVIDENT AMERICAN CORPORATION
                             STOCK PURCHASE WARRANT

Registered Owner: [Insert Registered Owner]

     This certifies that, for value received, Provident American Corporation, a Pennsylvania corporation, the ("Company") grants the following rights to the Registered Owner, or assigns, of this Warrant:

     1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement. As used in this Warrant, the following terms have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Appraiser" shall mean a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing.

     "Approved Stock Plan" means any contract, plan or agreement which has been approved by the Board of Directors of the Company, or committee thereof pursuant to which the Company's securities may be issued to any employee, officer, director or consultant, or any business or strategic partner deemed important to the operations of the Company, the primary purpose of which is other than to raise capital for the Company.

     "Average Price" on any date means (x) the sum of the Per Share Market Value for the ten (10) Trading Days immediately preceding such date minus (y) the highest and lowest Per Share Market Value during the ten (10) Trading Days immediately preceding such date, divided by (z) eight (8).

     "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

     "Change of Control" has the meaning set forth in Section 4.1(b)(viii) of the Purchase Agreement.

     "Closing" and "Closing Date" have the meanings set forth in Section 1.2 of the Purchase Agreement.

     "Common Stock" means the shares of the Company's Common Stock, par value $.10 per share.

     "Company" means Provident American Corporation, a Pennsylvania corporation.

     "Convertible Securities" has the meaning assigned to it in Section 7(h)(i)(A) hereof.

     "Determination Date" has the meaning assigned to it in Section 8 hereof.

     "Excess Amount" has the meaning assigned to it in Section 8 hereof.

     "Excluded Securities" means (i) shares of Common Stock issued pursuant to the terms of this Agreement, the Securities Purchase Agreement and the Stock Purchase Warrant, (ii) shares of Common Stock (including options and warrants) deemed to have been issued by the Company in connection with an Approved Stock Plan, (iii) shares of Common Stock issuable upon the exercise of any options or warrants outstanding on the date hereof and listed in Schedule 2.1(c) of the Purchase Agreement, (iv) shares of Common Stock issued or deemed to have been issued as consideration for an acquisition by the Company of a division, assets or business (or stock constituting any portion thereof) from another person and
(v) shares of Common Stock (or options or warrants to purchase Common Stock) issued in any merger or reorganization transaction involving the Company and HealthAxis.com, Inc., which transaction is contemplated to be consummated by March 31, 2000.

     "Exercise Period" has the meaning assigned to it the Section 5 hereof.

     "Exercise Price" has the meaning assigned to it in Section 4 hereof

     "Issuable Maximum" has the meaning assigned to it in Section 8 hereof.

     "Options" has the meaning assigned to it in Section 7(h)(i)(A) hereof.

     "Per Share Market Value" means on any particular date (i) the closing bid price per share of the Common Stock on such date on the National Market System of the Nasdaq Stock Market or other registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the National Market System of the Nasdaq Stock Market or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holder of this Warrant; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select, in good faith, an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

     "Prepayment Amount" has the meaning assigned to it in Section 8 hereof.

     "Purchase Agreement" means that certain Securities Purchase Agreement, dated September 14, 1999, among the Company and the Purchasers.

     "Purchaser" has the meaning set forth in the Purchase Agreement.

     "Redemption Event" has the meaning assigned to it in Section 7(f) hereof.

     "Redemption Right" has the meaning assigned to it in Section 7(f) hereof.

     "Registered Owner" means the person identified on the face of this Warrant as the registered owner hereof or such other person as shown on the records of the Company as being the registered owner of this Warrant or their assigns.

     "Registration Rights Agreement" means that certain Registration Rights Agreement, dated September 14, 1999, among the Company and the Purchasers.

     "Shareholder Approval" has the meaning assigned to it in Section 8 hereof.

     "Trading Day(s)" means any day on which the primary market on which shares of Common Stock are listed is open for trading.

     "Underlying Shares" has the meaning assigned to it in Section 2.1(d) of the Purchase Agreement.

     "Warrant(s)" means the warrants issuable at the Closing.

     2. Issue. Upon tender (as defined in Section 6 hereof) to the Company, the Company, within three (3) Business Days of the date thereof, shall issue to the Registered Owner, or assigns, up to the number of shares specified in Section 3 hereof of fully paid and nonassessable shares of Common Stock that the Registered Owner, or assigns, is otherwise entitled to purchase.

     3. Number of Shares. The total number of shares of Common Stock that the Registered Owner, or assigns, of this Warrant is entitled to receive upon exercise of this Warrant (the "Warrant Shares") is ___ shares [insert the product of .15 and the number of Conversion Shares that the Registered Owner is entitled to pursuant to the Purchase Agreement], subject to adjustment from time to time as to the number and kind of securities for which this Warrant is exercisable, all as set forth in Section 7 hereof. The Company shall at all times reserve and hold available out of its authorized and unissued shares of Common Stock or other securities, as the case may be, sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant. The Company covenants and agrees that all shares of Common Stock or other securities, as the case may be, that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the purchase and the issuance of the shares, and shall not have any legend or restrictions on resale, expect as required by the Purchase Agreement.

     4. Exercise Price. The initial per share exercise price of this Warrant, representing the price per share at which the shares of stock issuable upon exercise of this Warrant may be purchased, is $20.34 subject to adjustment from time to time pursuant to the provisions of Section 7 hereof (the "Exercise Price").

     5. Exercise Period. This Warrant may be exercised from the Closing Date up to and including September 13, 2004 (5 years less 1 day) (the "Exercise Period"). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

     6.  Tender; Issuance of Certificates.

         a. This Warrant may be exercised, in whole or in part, by (i) actual delivery of (a) the Exercise Price in cash, (b) a duly executed Warrant Exercise Form, a copy of which is attached to this Warrant as Exhibit A, properly executed by the Registered Owner, or assigns, of this Warrant, and
     (c) by surrender of this Warrant, or (ii) if the resale of the Warrant Shares by the Registered Owner is not then registered pursuant to an effective registration statement under the Securities Act, delivery to the Company of a written notice of an election to effect a "Cashless Exercise" (as defined below) for the Warrant Shares specified in the Warrant Exercise Form. The Warrant Shares so purchased shall be deemed to be issued to the Registered Owner as of the close of business on the date on which this Warrant shall have been surrendered, the completed Warrant Exercise Form shall have been delivered and payment shall have been made for such shares as set forth above. The payment and Warrant Exercise Form must be delivered to the registered office of the Company either in person or as set for in
     Section 13 hereof.

         b. Commencing ninety (90) days from the Filing Date (as defined in the Registration Rights Agreement), if, and only if, at the time of exercise of this Warrant, the Warrant Shares are not saleable pursuant to an effective registration statement, then in addition to the exercise of all or a part of this Warrant by payment of the Exercise Price in cash as provided above, and in lieu of such payment, the Registered Owner shall have the right to effect a cashless exercise (a "Cashless Exercise"). In the event of a

     Cashless Exercise the Registered Owner may exercise this Warrant in whole or in part by surrendering this Warrant in exchange for the number of shares of Common Stock equal to the product of (x) the number of shares as to which this Warrant is being exercised multiplied by (y) a fraction, the numerator of which is the Per Share Market Value of the Common Stock less the Exercise Price then in effect and the denominator of which is the Per Share Market Value (in each case adjusted for fractional shares as herein provided).

         c. In lieu of physical delivery of the Warrant, provided the Company's transfer agent is participating in the Depositary Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Registered Owner and in compliance with the provisions hereof, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Warrant Shares to the Registered Owner by crediting the account of the Registered Owner's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system. The time period for delivery described herein shall apply to the electronic transmittals described herein.

         d. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Warrant Exercise Form, and any cash payments due under Section 15 hereof shall be delivered to the Registered Owner within a reasonable time, not exceeding three (3) Business Days, after this Warrant shall have been so exercised. The certificates so delivered shall be in such denominations as may be requested by the Registered Owner and shall be registered in the name of the Registered Owner or such other name as shall be designated by such Registered Owner. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the Registered Owner a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

     7.  Adjustment of Exercise Price.

         a. Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Company, at any time while this Warrant is outstanding, (a) shall pay a stock dividend on its Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, then (i) the Exercise Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event and (ii) the number of Warrant Shares shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event and the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event. Any adjustment made pursuant to this paragraph 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

         b. Rights; Options; Warrants or Other Securities. If the Company, at any time while this Warrant is outstanding, shall fix a record date for the issuance of rights, options, warrants or other securities to all of the holders of Common Stock entitling them to subscribe for or purchase, convert to, exchange for or otherwise acquire shares of Common Stock for no consideration or at a price per share less than the Exercise Price, the Exercise Price shall be multiplied by a fraction, the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights, options, warrants or other securities plus the number of additional shares of Common Stock offered for subscription, purchase, conversion, exchange or acquisition, as the case may be, and the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights, options, warrants or other securities plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the Exercise Price. Such adjustment shall be made whenever such rights, options, warrants or other securities are issued, and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights, options, warrants or other securities. However, upon the expiration of any rights, options, warrants or other securities to purchase Common Stock the issuance of which resulted in an adjustment in the Exercise Price pursuant to this Section 7(b), if any such rights, options, warrants or other securities shall expire and all or any portion thereof shall not have been exercised, the Exercise Price shall immediately upon such expiration be re-computed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Exercise Price made pursuant to the provisions of Section 7(h) after the issuance of such rights, options, warrants or other securities) had the adjustment of the Exercise Price made upon the issuance of such rights, warrants, options or other securities been made on the basis of the issuance of only that number of shares of Common Stock (if any) actually purchased upon the exercise of such rights, options, warrants or other securities actually exercised.

         c. Subscription Rights. If the Company, at any time while this Warrant is outstanding, shall fix a record date for the distribution to all of the holders of Common Stock evidence of its indebtedness or assets or rights, options, warrants or other security entitling them to subscribe for or purchase, convert to, exchange for or otherwise acquire any security (excluding those referred to in paragraphs 7(a) and (b) above), then in each such case the Exercise Price at which the Warrant shall thereafter be exercisable shall be determined by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction, the denominator of which shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and the numerator of which shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by an Appraiser selected in good faith by the Registered Owner of the Warrant; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select in good faith an additional Appraiser meeting the same qualifications in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

         d. Rounding. All calculations under this Section 7 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

         e. Notice of Adjustment. Whenever the Exercise Price is adjusted pursuant to paragraphs 7(a), (b), (c) or (h) the Company shall promptly deliver to the Registered Owner a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         f. Increase in Exercise Price. In no event shall any provision in this
     Section 7 cause the Exercise Price to be greater than the Exercise Price on the date of issuance of this Warrant.

         g. Notice of Certain Events. If:

            (i) the Company shall declare a dividend (or any other distribution) on its Common Stock; or

            (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

            (iii) the Company shall authorize the granting to the holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

            (iv) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

            (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of exercise of this Warrant, and shall cause to be delivered to the Registered Owner, at least 10 Business Days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

         h. Modification of Issuance Terms. If the Company, at any time while this Warrant is outstanding, takes any of the actions described in this
     Section 7(h), then the Holder shall have the right to amend this Warrant as set forth below:

            (i) Issuance of Common Stock. If at any time while this Warrant is outstanding the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than any Excluded Securities) for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale, then the Holder shall have the option to amend the issuance terms of the Common Stock issued upon exercise of this Warrant so that the issuance terms are equivalent to the issuance terms of such offering. For the purpose of determining the adjusted Exercise Price under this Section 7(h)(i), the following shall be applicable:

            (A) Issuance of Options. If at any time while this Warrant is outstanding the Company in any manner grants, issues or sells any rights, options, warrants, options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (other than any Excluded Securities) (such rights, option or warrants being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Holder shall have the option to amend the issuance terms of the Common Stock issued upon exercise of this Warrant so that the issuance terms are equivalent to the issuance terms of such Options.

            (B) Issuance of Convertible Securities. If at any time while this Warrant is outstanding the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange (other than any Excluded Securities) is less than the Exercise Price in effect immediately prior to issuance or sale, then the Holder shall have the option of amend the issuance terms of the Common Stock issued upon exercise of this Warrant so that the issuance terms are equivalent to the issuance terms of such Convertible Securities.

            (C) Change in Option Price or Rate of Conversion. If there is a change at any time in (i) the purchase price provided for in any Options (other than Excluded Securities) , (ii) the additional consideration, if any, payable upon the issuance, conversion or exchange of any Convertible Securities or (iii) the rate at which any

         Convertible Securities are convertible into or exchangeable for Common Stock, then the Exercise Price in effect at the time of such change shall be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

            (D) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under this Section 7(h)(i), the following shall be applicable:

                (I) Calculation of Consideration Received. If any Common Stock,
            Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Average Price on the Trading Day immediately preceding the date of receipt thereof. In case any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the registered owners of a majority of the Underlying Shares and Warrants then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within forty-eight (48) hours of the tenth (10th) day following the Valuation Event by an Appraiser selected in good faith by the Company and agreed upon in good faith by the holders of a majority of the Underlying Shares and the Warrants then outstanding. The determination of such Appraiser shall be binding upon all parties absent manifest error.

                (II) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for an aggregate consideration of $.10.

                (III) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

                (IV) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                (V) Certain Events. If any event that would adversely affect the rights of the Registered Owner of this Warrant occurs but is not expressly provided for by Section 7 hereof (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features or, in the event that the Company does not consummate its merger or reorganization transaction with HealthAxis.com, Inc., any issuance of securities or distributions to HealthAxis.com, Inc. shareholders that would adversely affect the rights of the Holder hereunder), then the Company's Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Registered Owner of this Warrant; provided, however, that no such adjustment will increase the Exercise Price as otherwise determined pursuant to this Section 7(h). Additionally, notwithstanding anything to the contrary set forth herein, no adjustment shall be made to the Exercise Price upon the consummation of the merger or reorganization transaction involving the Company and HealthAxis.com, Inc., which is contemplated to close by March 31, 2000.

     8. Nasdaq Limitation. If on any date (the "Determination Date") (a) the Common Stock is listed for trading on Nasdaq or the Nasdaq SmallCap Market, (b) the Exercise Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon exercise in full of the then outstanding Warrants if all such Warrants were exercised on such Determination Date (without regard to any limitations on exercise) would equal or exceed 20% of the number of shares of the Common Stock outstanding immediately prior to such exercise date (the "Issuable Maximum"), and (c) the Company shall not have previously obtained any vote of the shareholders of the Company owning a majority of the outstanding Common Stock (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) to approve the issuance of shares of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book value or fair market value of the Common Stock, then with respect to the aggregate number of shares of Common Stock issuable upon the exercise of the Warrants then held by the Registered Owners for which an exercise in accordance with the Exercise Price would result in an issuance of shares of Common Stock in excess of such Registered Owner's pro rata allocation (as described below) of the Issuable Maximum (the "Excess Amount"), the Company may elect to pay cash to the Registered Owners in an amount equal to the product of the Average Price on the Determination Date multiplied by the number of shares of Common Stock that would be issued upon the exercise of the Warrants resulting in the Excess Amount (the "Prepayment Amount"). Any such election by the Company must be made in writing to the Registered Owners within two (2) Trading Days after the first such Determination Date and the payment of such Prepayment Amount applicable to such Prepayment Amount shall be made in full to the Registered Owners with ten
(10) Business Days after the date such notice is delivered. If the Company does not deliver timely a notice of its election to prepay under this section or shall, if it shall have delivered such a notice, fail to pay the Prepayment Amount hereunder within ten (10) Business Days thereafter, then each Registered Owner shall have the option by written notice to the Company, to, if applicable, declare any such notice given by the Company, if given, to be null and void and require the Company to either: (i) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request unless the Company has previously used its best efforts to, but has failed to, obtain such approval (provided, that if the Company shall fail to obtain the Shareholder Approval during such 60-day period, the Registered Owner may demand the cash payment set forth in Section 8(ii)) herein, or (ii) pay cash to such Registered Owner, within five (5) Business Days of such Registered Owner's notice, in an amount equal to the Prepayment Amount for such Registered Owner's portion of the Excess Amount. The payment of the Prepayment Amount to each Registered Owner pursuant to this section shall be determined on a pro rata basis upon the number of shares of Common Stock issuable upon the exercise of the Warrants held by such Registered Owner on the Determination Date which is in excess of the pro rata allocation of the Issuable Maximum. If the Company fails to pay the Prepayment Amount in full pursuant to this Section 8 within five (5) Business Days after the date payable, the Company will pay interest thereon at a rate of 10% per annum to the exercising Registered Owner, accruing interest daily from the date of conversion until such amount, plus all such interest thereon, if any, is paid in full. Until the Company has received the Shareholder Approval no Registered Owner of the Warrants shall be issued, upon exercise of the Warrants, shares of Common Stock in an amount greater than such Registered Owner's allocated portion of the Issuable Maximum.

     In no event shall the Company be required to issue shares of Common Stock upon exercise of the Warrants if such issuance would violate the rules of Nasdaq.

     9. Restriction on Conversion by Either the Registered Owner or the Company. Notwithstanding anything herein to the contrary, in no event shall any Registered Owner or the Company have the right or be required to exercise this Warrant if as a result of such conversion the aggregate number of shares of Common Stock beneficially owned by such Registered Owner and its Affiliates would exceed [9.99% of the outstanding shares of the Common Stock following such exercise] [RBC Only: 4.9% of any class of voting securities of the Company and 24.9% of the total capital securities of the Company following such conversion.

In addition, to the extent the limitations set forth in the preceding sentence are exceeded, Royal Bank of Canada will not sell, transfer, otherwise dispose of these Debentures unless the shares of Common Stock resulting from the conversion of such Debentures are to be first sold, transferred or otherwise disposed of in
(A) a widely dispersed public distribution, (B) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Company (including, for purposes of such determination, shares of Common Stock issuable upon conversion of shares of these Debentures), (C) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on the transferor's behalf, or
(D) any other manner approved by the Federal Reserve Board.] For purposes of this Section 9, beneficial ownership shall be calculated in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended. The provisions of this Section 9 may be waived by a Registered Owner as to itself (and solely as to itself) upon not less than 65 days prior written notice to the Company, and the provisions of this Section 9 shall continue to apply until such 65th day (or later, if stated in the notice of waiver), provided approval is obtained, if required, pursuant to 40 P.S. ss.991.1402.

     10. Officer's Certificate. Whenever the number of shares purchasable upon exercise shall be adjusted as required by the provisions of Section 6, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Exercise Price, number of shares or other securities determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment and the manner of computing such adjustment. Each such officer's certificate shall be signed by the chairman, president or chief financial officer of the Company and by the secretary or any assistant secretary of the Company. Each such officer's certificate shall be made available at all reasonable times for inspection by any Registered Owner of the Warrants and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the each of the Registered Owners.

     11. Registration Rights. The Company will undertake the registration of the Common Stock into which such Warrants are exercisable at such times and upon such terms pursuant to the provisions of the Registration Rights Agreement.

     12. Reservation of Underlying Shares. The Company covenants that it will at all times reserve and keep available out of its authorized shares of Common Stock, free from preemptive rights, solely for the purpose of issue upon exercise of the Warrants as herein provided, such number of shares of the Common Stock as shall then be issuable upon the exercise of all outstanding Warrants into Common Stock. The Company covenants that all shares of the Common Stock issued upon exercise of the Warrant which shall be so issuable shall, when issued, be duly and validly issued and fully paid and non-assessable.

     13. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received
(a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 5:00 p.m. eastern time where such notice is to be received), or the first Business Day following such delivery (if received after 5:00 p.m. eastern time where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are (i) if to the Company to Provident American Corporation, 2500 Dekalb Pike, Norristown, PA 19404, Attn: President, fax no. (610) 279-4498, with copies to Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, PA 19103, Attn: Barry H. Genkin, fax no. (215) 988-6910 and (ii) if to the Registered Owner to the address set forth on
Schedule II to the Purchase Agreement, with copies to Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, Attn: James Kaye, fax no. (212) 872-1002 or such other address as may be designated in writing hereafter, in the same manner, by such person.

     14. Compliance With Governmental Requirements. The Company covenants that if any shares of Common Stock required to be reserved for purposes of exercise of Warrants hereunder require registration with or approval of any governmental authority under any Federal or state law, or any national securities exchange, before such shares may be issued upon exercise, the Company will use its best efforts to cause such shares to be duly registered or approved, as the case may be.

     15. Fractional Shares. Upon any exercise hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Registered Owner shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

     16. Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon exercise of the Warrants shall be made without charge to the Registered Owners thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon exercise in a name other than that of the Registered Owner of such Warrant so exercised and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     17. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

     18. No Rights as Stockholder. This Warrant shall not entitle the Registered Owner to any rights as a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

     19. Certain Actions Prohibited. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

     20. Shareholder Rights Plan. Notwithstanding the foregoing, in the event that the Company shall distribute "poison pill" rights pursuant to a "poison pill" shareholder rights plan (the "Rights"), the Company shall, in lieu of making any adjustment pursuant to Section 6 hereof, make proper provision so that each Registered Owner who exercises a Warrant after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, a number of Rights to be determined as follows: (i) if such exercise occurs on or prior to the date for the distribution to the holders of Rights of separate certificates evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon such exercise at the time of such exercise would be entitled in accordance with the terms and provisions of and applicable to the Rights; and
(ii) if such exercise occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares into which the Warrant to exercised was exercisable immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights, and in each case subject to the terms and conditions of the Rights.

     21. Successors and Assigns. This Warrant shall be binding upon and inure to the benefit of the Registered Owners and its assigns, and shall be binding upon any entity succeeding to the Company by merger or acquisition of all or substantially all the assets of the Company. The Company may not assign this Warrant or any rights or obligations except as provided in this Section 21. The Registered Owner may assign this Warrant without the prior written consent of the Company, subject to the provisions and restrictions on transfer set forth herein.

     22. Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth above.

                                                  PROVIDENT AMERICAN CORPORATION

                                                  By:___________________________
                                                  Name:_________________________
                                                  Title:________________________

                                    EXHIBIT A

                              Warrant Exercise Form

TO:  PROVIDENT AMERICAN CORPORATION

     The undersigned hereby: (1) irrevocably subscribes for and offers to purchase _______ shares of Common Stock of Provident American Corporation, pursuant to Warrant No. ___ heretofore issued to ___________________ on ____________, ____ ; (2) encloses either (a) a cash payment of $__________ or
(b) a Warrant representing _____ shares of Common Stock valued at the Per Share Market Price of $ _____ on ________, ____, for these shares at a price of $____ per share (as adjusted pursuant to the provisions of the Warrant); and (3) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address specified below.

          Date:                            __________________________

          Investor Name:                   __________________________

          Taxpayer Identification Number:  __________________________



          By:                              __________________________

          Printed Name:                    __________________________

          Title:                           __________________________

          Address:                         __________________________

                                           __________________________

                                           __________________________



          Cashless Exercise (Y or N):      _______



          Note: The above signature should correspond exactly with the name on the face of this Warrant Certificate or with the name of assignee appearing in assignment form below.

AND, if said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash and delivered to the address stated above.